Exhibit 10.2

SERVICES AGREEMENT

This SERVICES AGREEMENT (“Agreement”) is made and entered into in duplicate and shall be effective on November 4, 2009 (“Effective Date”), by and between CrowdGather, Inc., a Nevada corporation with its principal place of business located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, CA  91364 (“Corporation”), and EnzoTen Media Inc., located at 103 Kloss Drive, Apt B, Lancaster, PA 17603 (“Contractor”).

RECITALS

A.  The Corporation is an Internet company that specializes in monetizing a network of online forums and message boards designed to engage, provide information to and build community around users.

B.  The Corporation desires to engage Contractor as an independent contractor to provide certain services related to monetizing the Corporation’s network of online forums (“Services”), and Contractor desires to provide the Services for the Corporation.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE AS FOLLOWS:

1.  Term of Agreement.  The respective duties and obligations of the parties shall commence on the Effective Date and shall continue for a period of one (1) year from the Effective Date or until terminated by either of the parties as specified in Section 8.

2.  Services.  The Contractor shall provide the Services and certain other services to the Corporation as determined by the management of the Corporation. The Contractor agrees that Contractor will at all times loyally and conscientiously perform all of its duties and obligations pursuant to the terms of this Agreement to the best of its ability and experience.

3.  No Management Power of Contractor.  The business affairs of the Corporation and the operation of the business of the Corporation shall be conducted by the officers and administrative staff and employees of the Corporation.  The Contractor shall not have any power or obligation of direction, management, supervision or control of the officers, administrative staff or other employees of the Corporation or otherwise be involved with the management of the business of the Corporation during the term of this Agreement.

4.  Authority to Contract.  The Contractor shall have no power to, and the Contractor shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

5.  Compensation.

5.1 Standard Compensation. During the term of this Agreement, the Corporation shall pay to Contractor Three Thousand Dollars ($3,000) per month to be paid to Contractor within ten (10) days of the first day of each month after the Effective Date of this Agreement.

5.2 Bonus Compensation. The Corporation shall pay to Contractor Five Thousand Dollars ($5,000) if, after  the initial twelve (12) months of this Agreement, (i) the number of unique visitors to the websites listed in Exhibit A increases by one hundred percent (100%) from the number of unique visitors to those websites as compared to previous twelve (12) month period prior to this Agreement and (ii) revenues derived from those websites remain consistent, or increase, during that twelve (12) month period as compared to previous twelve (12) month period.

6.  Services of Contractor are Exclusive.  The Corporation and Contractor agree that Contractor will devote all of his professional time to providing Services to the Corporation and shall not provide Services to any other corporation.

7.  Relationship Created.  The Contractor is not an employee of the Corporation for any purpose whatsoever, but is an independent contractor.  The Corporation is interested only in the results obtained by the Contractor. The Contractor shall have the sole and exclusive control of the manner and means of performing. All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical and general administrative expenses, that may be incurred by the Contractor in connection with this Agreement shall be borne and paid wholly and completely by the Contractor, and the Corporation shall not be in any way responsible or liable therefor.

7.1 Ownership of Work Product and New Developments.  Contractor agrees that all computer programs, software, source codes, computations, data files, algorithms, techniques, designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by Contractor concerning the development of the Corporation’s products and services shall be considered works made for hire by the Contractor for the Corporation and shall be the exclusive property of the Corporation. All such work will be assigned to the Corporation as the sole and exclusive property of the Corporation and the Corporation’s assigns, nominees and successors, as well as any copyrights, patents or trademarks obtained by Contractor while performing services under this Agreement concerning the development of the Corporation’s products and services.  On request and at the Corporation’s expense, Contractor agrees to assist the Corporation obtain patents and copyrights for any new developments. Such assistance includes providing data, plans, specifications, descriptions, documentation, and other information, as well as assisting the Corporation in completing any required application or registration.

7.2 Non-Disclosure of Proprietary and Confidential Information by Contractor.  During the term of this Agreement, Contractor may have access to Confidential Information (as used in this Section 7.2, “Confidential Information” shall include, but not be limited to, computer programs, software, source codes, computations, data files, algorithms, techniques, processes, designs, specifications, drawings, charts, plans, schematics, computer disks, magnetic tapes, books, files, records, reports, documents, instruments, agreements, contracts, correspondence, letters, memoranda, financial, accounting, sales, purchase and employment data, capital structure information, corporate organizational information, identities, names and addresses of shareholders, directors, officers, employees, contractors, vendors, suppliers, customers, clients and all persons and entities associated with Corporation, information pertaining to projects, projections, assumptions and analyses, and all other data and information and similar items relating to the business of Corporation and all other data and information and similar items relating to Corporation of whatever kind or nature and whether or not prepared or compiled by Corporation) or other information and data of a secret and proprietary nature which the Corporation desires to keep confidential. Confidential Information shall not include general or public knowledge.  General or public knowledge shall include such information as may be discerned from an inspection of records expressly held open for public inspection by any government or administrative agency, body or authority. Contractor (and any of its officers, directors, shareholders, affiliates, related entities, partners, agents and/or employees) agrees and acknowledges that the Corporation has exclusive proprietary rights to all Confidential Information, and Contractor hereby assigns to the Corporation all rights that he might otherwise possess in any Confidential Information.  Except as required in the performance of Contractor's duties to the Corporation, Contractor will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Confidential Information.  Contractor agrees to deliver to the Corporation any and all copies of Confidential Information in the possession or control of Contractor upon the expiration or termination of this Agreement, or at any other time upon request by the Corporation.  Contractor will restrict the possession, knowledge and use of the Confidential Information to its employees, officers, director, shareholders, consultants, lawyers and entities controlled by or controlling it (collectively, “Personnel”) that have a legitimate “need to know” such Confidential Information in connection with the services to be provided pursuant to the Agreement. Contractor will ensure that its Personnel comply with this Agreement and Contractor will be liable for any breach of this Agreement by its Personnel and will promptly notify the Corporation of any such breach.  The provisions of this section shall survive the termination of this Agreement.

7.3 Non-Competition and Non-Circumvention by Contractor.  In consideration and recognition of the fact that Contractor has access to Confidential Information under the terms and provisions of this Agreement and that the Corporation will be introducing Contractor to various customers, partners and suppliers and potential customers, partners and suppliers, Contractor represents, warrants and covenants to the Corporation as follows:

(a)
Contractor shall at no time disclose to any person, without the Corporation’s prior written consent, any of the terms, conditions or provisions specified in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any legal proceeding regarding the subject matter of this Agreement.

(b)
During the term of this Agreement, Contractor shall not circumvent the Corporation for the purpose of transacting any business with any person or entity which business shall interfere with any relationship whatsoever between such person or entity and the Corporation, or use any Confidential Information to compete with the business of the Corporation. Contractor shall not solicit any of the Corporation's employees, independent contractors or agents for employment.  Contractor shall not hire or engage in any way, any enterprise or person that competes with, or is engaged in a business substantially similar to, the business of the Corporation.

(c)
Contractor shall not, during the term hereof or for a period of six (6) months immediately following the termination of this Agreement with Corporation, either directly or indirectly (i) make known to any person, firm or corporation the names or addresses of any of the Corporation’s clients or any other information pertaining to them or the Corporation’s products or services; (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the Corporation’s clients either on Contractor's behalf or that of another person, firm or corporation.

(d)
Contractor shall not, during the term hereof or for a period of six (6) months following such term, enter into an agreement or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Corporation.

(e)
Contractor acknowledges and agrees that the representations, warranties and covenants made by Contractor and set forth in this section are material and that the Corporation would not enter into this Agreement without Contractor's making such representations, warranties and covenants to the Corporation.

(f)
Contractor acknowledges and agrees that any breach by Contractor of the representations, warranties and covenants contained herein will cause irreparable harm and loss to the Corporation, which harm and loss cannot be reasonably or adequately compensated in damages in an action at law.  Therefore, Contractor expressly agrees that, in addition to any other rights or remedies which the Corporation may possess, the Corporation shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the representations, warranties and covenants made by Contractor herein.

(g)	The terms and provisions of this section shall survive the termination of this Agreement for a period of six (6) months.

8. Termination.

8.1 Termination by Contractor. The Contractor may not terminate this Agreement within the initial six (6) months of this Agreement. Contractor may terminate at any time by giving thirty (30) days written notice to the Corporation after the initial six (6) months of this Agreement. If Contractor terminates this Agreement for any reason, the Corporation shall not be obligated to make any further payments pursuant to Section 5.

8.2 Termination by Corporation. The Corporation may terminate this Agreement at any time for Good Cause (as defined below). A termination shall be for “Good Cause” if the Contractor, in the subjective good faith opinion of the Corporation, (i) commits an act of fraud, moral turpitude, misappropriation of funds or embezzlement; (ii) materially breaches this Agreement or the Corporation’s written Code of Ethics as adopted by the Board of Directors; (iii) commits a willful, reckless or grossly negligent violation of any applicable state or federal law or regulation; (iv) fails to or refuses (whether willful, reckless or negligent) to substantially perform the responsibilities and duties specified herein (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless the Corporation first provides Contractor with written notice to cure, such notice to cure shall reasonably specify the acts or omissions that constitute Contractor’s failure or refusal to perform Contractor’s duties, and Contractor shall have reasonable opportunity (not to exceed 10 days after the date of notice to cure) to correct Contractor’s failure or refusal to perform Contractor’s duties, and the termination shall be effective as of the date of written notice to cure; or (iv) commits any other act that materially impairs the ability of the Corporation to conduct its business. In the event that the Corporation terminates this Agreement for “Good Cause”, the Corporation shall have no further obligations hereunder after the effective date of said termination and the Corporation may thereafter seek to recover any damages or other legal remedies it would have against the Contractor.

9.  Indemnification.  The Contractor  shall defend and hold the Corporation harmless from and against, and shall indemnify the Corporation for, any loss, liability, damage, judgment, penalty or expense (including administrative costs and expenses, attorney’s fees and costs of defense) suffered or incurred by any person, or to any property, in relation to any action or inaction taken by the Contractor, whether intentional, negligent or otherwise, or by any of the Contractor's affiliates, directors, officers, employees, representatives or agents.

10.  Notices.  All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by facsimile transmission (with the facsimile confirmation of transmission receipt serving as confirmation of service); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed to such address or addresses as may be provided by the parties hereto for such purposes.

11.  Entire Agreement.  This Agreement constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral negotiations, agreements, and understandings. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed on behalf of both parties.

12.  Execution in Counterparts.  This Agreement many be executed in several counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.  Choice of Law and Consent to Jurisdiction.  All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of California.  Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of California.

14.  Assignability.  Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party.  In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee's legal representative shall agree with such other party in writing to assume personally, perform and be obligated by, the covenants, obligations, warranties, representations, terms, conditions and provisions specified in this Agreement. Notwithstanding the foregoing, the Corporation may assign this Agreement without the prior consent of the Corporation to an entity in connection with a merger, acquisition, or reorganization.

15. Consent to Agreement.  By executing this Agreement, each party, for himself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

16.  Attorney’s Fees.  In the event of a legal proceeding between the parties to enforce a provision under this Agreement, the prevailing party to such action shall be entitled to recover from the other party its reasonable attorney’s fees and costs for participating in the legal action.

17. Severability.  To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.  In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any governmental or regulatory authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies.  Both parties acknowledges the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

IN WITNESS WHEREOF the parties have executed this Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

CORPORATION: CrowdGather, Inc.,	CONTRACTOR: EnzoTen Media Inc. a Nevada corporation

By:	/s/ Sanjay Sabnani	/s/ Grahm Skee
Sanjay Sabnani	Grahm Skee
Its:	President	President

EXHIBIT A

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